UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2016

LOTON, CORP

(Exact name of registrant as specified in its charter)

Nevada	333-167219	98-0657263
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

269 South Beverly Drive

Beverly Hills, California 90212

(Address of principal executive offices) (Zip Code)

(310) 601-2500

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On May 20, 2016, Loton, Corp, a Nevada corporation (the “Company”), received notice from Mint Group Holdings, Ltd. (“Mint Group”) that it is terminating the Management Services Agreement (the “Services Agreement”) entered into between Mint Group and Obar Camden Limited (“OCL”), a 50%-owned operating subsidiary of the Company and the parent of the Obar Camden Limited (“KOKO London”), which operates the nightclub and live music venue “KOKO” in Camden, London (“KoKo UK”). The termination of the Services Agreement occurred after numerous attempts and extensive efforts by the Company to amicably resolve the disputes between the parties, as more fully explained below.

In connection with such termination, the Company has demanded the resignation of Mr. Oliver Bengough (a significant shareholder of Mint Group) from the board of OCHL due to what the Company strongly believes to be performance and management concerns on behalf of Mint Group and its non-payment of certain funds. As a result of such concerns and inability to resolve them with Mint Group and Mr. Bengough, the Services Agreement was terminated. Furthermore, the Company has initiated an investigation into potential conflicts of interest related to Mint Group. The Company is demanding all debt due in default as well as complete control of the financial records and bank accounts of OCHL to ensure a smooth transition to the Company and will pursue all legal remedies available to it.

Prior to the termination, the Company engaged Mint Group to provide management services for the Company. For the nine months ended December 31, 2015 and 2014, the Company was billed $92,578 and $98,655, respectively. In addition, from time to time, the Company provided or received funds from Mint Group for working capital purposes. These advances were unsecured, non-interest bearing and due on demand. From time to time, OCL also engaged Mint Group to provide management services to it.

Mr. Bengough is a party to a certain Shareholders’ Agreement, dated as of February 12, 2014 (the “Shareholders’ Agreement”), pursuant to which Mr. Bengough, and KoKo UK, Mr. Robert Ellin, the Company’s Executive Chairman and President, Trinad Capital Master Fund Limited, Ltd., a fund controlled by Mr. Ellin, and Obar Camden Holdings Limited (“OCHL”) agreed, amongst other terms, that each of Mr. Ellin and Mr. Bengough shall constitute the Board of Directors of OCHL and each shall be restricted from taking actions on behalf of OCHL without the written consent of the other individual, including, but not limited to, changes in the nature of the business, amendments to governing documents, restructuring or recapitalizations, issuances of stock, purchases of material assets, entry into material contracts, incurring or guaranteeing debt, removal of any director or restructure the board of OCHL. Because OCHL is the sole parent of OCL, the Company’s ability to manage OCHL and OCL is subject to the terms of the OCHL Shareholder Agreement and Mr. Bengough’s consent is required for most material actions to be taken by OCHL and OCL, so long as the Shareholders’ Agreement remains in effect. Each of Mr. Bengough and Mr. Ellin are entitled to serve on the board of OCHL so long as the Shareholders’ Agreement is in effect, and the board cannot take action without the consent of both board members. Pursuant to the Shareholder Agreement, any cash distributions by OCHL must be distributed pro rata to each of KoKo UK and Mr. Bengough. The Shareholders’ Agreement also restricts the transfer of shares in OCHL or OCL by KoKo UK or Mr. Bengough and grants each a right of first refusal and the right to have the proposed shares valued by an independent accounting firm and sold to the other party at a price determined by valuation rather than the price necessarily offered by the prospective purchaser. On April 24, 2014, the Shareholders Agreement was amended pursuant to the terms of the Variation to Shareholders Agreement (“Variation Agreement”), which provided amongst other things that (1) OCL, JJAT Corp. (“JJAT”), a company wholly-owned by Mr. Ellin, and the Company became parties to the Shareholders Agreement, and (2) Mr. Bengough would transfer all of his interests in OCHL in exchange for 29,000,000 shares of common stock of the Company (the “Shares”), constitute no less than 42.5% of the capital stock of the Company then outstanding on a fully diluted basis (but before the Company’s future issuance of up to 3,200,000 shares of common stock to advisors, consultants and key employees of the Company as approved by the Company’s Board of Directors) and pursuant to the Shareholders’ Agreement, subject to Mr. Bengough’s receipt of satisfactory tax clearances under the tax laws of the United Kingdom. To date, the parties to the Variation Agreement have been unable to reach an agreement on mutually acceptable documentation to effect the share issuance described above.

The Variation Agreement and the related Shareholders’ Agreement currently remain in full force and effect. The Company and Mr. Ellin intend to pursue all rights and remedies available to them under such agreements in light of the termination of the Services Agreement.

On May 25, 2016, the Company issued a press release announcing the termination of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1, which is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in Exhibit 99.1 shall not be incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01   Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release, dated as of May 25, 2016 (furnished herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Content Checked Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOTON, CORP.

/s/ Robert S. Ellin
Name: Robert S. Ellin
Title: Executive Chairman and President

Dated: May 26, 2016